UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2018

The Carlyle Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW Washington, D.C.	20004-2505
(Address of principal executive offices)	(Zip Code)

(202) 729-5626

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

7.01    Regulation FD Disclosure.

On October 15, 2018, The Carlyle Group L.P. (“we,” “our” or “us”) issued a press release announcing the transaction described below under Item 8.01 of this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, such information shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

8.01    Other Events.

On October 10, 2018, we, acting through one of our subsidiaries, entered into a securities purchase agreement with H&K AAG Holdings LLC (the “Seller”), William D. Hoffman and Robert G Korn (together, the “Founders”), pursuant to which we have agreed to acquire Apollo Aviation Group (“AAG”) from Seller. All of the equity interests in Seller are indirectly owned by the Founders and their affiliates. The transaction is expected to close no later than January 31, 2019. At closing, AAG will become a new business line within Carlyle’s Global Credit segment.

Established in 2002, AAG is a Miami, Florida-based multi-strategy investment manager that is engaged in commercial aviation aircraft financing and investment and providing investment management services related to the commercial aviation industry. AAG has $5.6 billion in assets under management with an investor base that is predominantly institutional, including public and private pension funds, family offices and endowments. In connection with the acquisition of AAG, we, acting through one of our subsidiaries, have entered into employment agreements with the Founders to provide expertise in commercial aviation aircraft financing and investment and investment management services related to the commercial aviation industry.

Pursuant to the securities purchase agreement, we will acquire 100% of the equity interests in AAG, which will entitle us to 100% of the management fee-related revenues, performance fee-related revenues and advisory fee-related revenues of AAG and its subsidiaries that serve as advisors or servicers of AAG’s funds and portfolios of investments; provided that, while the Founders are employed by us or our subsidiaries and for a fixed period of time thereafter, we will receive 55% of the carried interest on capital invested in funds managed or advised by AAG and its subsidiaries, with the remaining 45% being allocated to the Seller and certain employees and service providers. In consideration for acquiring 100% of the equity interests in AAG, we have agreed to pay to the Seller (i) at the closing of the acquisition, subject to customary adjustments for cash, debt, working capital and transaction expenses, $75 million in cash and (ii) subject to AAG achieving certain performance targets during 2020 through 2025, up to $150 million in cash; provided that, for both the payment at closing and the payments for future performance, at our option, up to 25% of the applicable payment may be paid by delivering newly-issued common units of The Carlyle Group L.P. (“Common Units”) that have been registered under the Securities Act of 1933, as amended. The actual number of Common Units to be delivered to the Seller will be determined by the closing price of the Common Units one trading day prior to the date of delivery of the Common Units to the Seller. The Seller will be subject to the trading policies generally applicable to our and our subsidiaries’ employees who hold Common Units.

Forward Looking Statements

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the benefits we expect to realize as a result of our agreement to acquire AAG, as well as our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are subject to risks, uncertainties and assumptions, including those associated with a failure to complete the acquisition and the failure of AAG to perform as we expect, as well as those described under the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2017 filed with the SEC on February 15, 2018, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 15, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CARLYLE GROUP L.P.

	By:	Carlyle Group Management L.L.C.,
its general partner

Date: October 15, 2018	By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer

4